Exhibit 99.1

FOR IMMEDIATE RELEASE
Monday, November 3, 2008
7:30 A.M. CST
BELO REPORTS RESULTS FOR THIRD QUARTER 2008
Television Company’s EPS from Continuing Operations Down $0.01 Due to Weak Economy,
Hurricanes Ike and Gustav
     DALLAS – Belo Corp. (NYSE: BLC), one of the nation’s largest pure-play, publicly-traded television companies, today reported earnings per share from continuing operations of $0.14 in the third quarter of 2008 compared to $0.15 in the third quarter of 2007.
     Earnings per share from continuing operations for the third quarter of 2007 exclude the results of Belo’s former newspaper businesses and related assets, which were spun off on February 8, 2008. Those results are included in discontinued operations and total $0.03 per share for the third quarter of 2007.
     Dunia A. Shive, Belo’s president and Chief Executive Officer, said, “Belo’s third quarter results were impacted by worsening economic conditions that led to a total revenue decline of 6.4 percent. Third quarter results were also negatively impacted by Hurricanes Ike and Gustav, which hit our Houston and New Orleans markets, respectively. The financial impact related to the hurricanes totaled approximately $3.5 million, including an estimated $2.6 million in advertising revenue displaced due to continuous news coverage and lower audience levels stemming from lengthy power outages. Excluding the effects of the hurricanes and spin-off related costs from the third quarter of 2007, the Company’s earnings from operations decreased just 3.4 percent, largely due to expense reductions. In addition, the Company reduced its debt by $42 million using cash generated from operations in the third quarter.”
     Shive continued, “Belo’s operating margins and cash flows remain strong. While the difficult advertising environment is expected to continue, I’m confident we are taking the necessary steps to be an even stronger company when the eventual recovery takes hold.”
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Belo Announces Third Quarter 2008 Results
November 3, 2008
Page Two
Third Quarter in Review
Operating Results
     Total revenues decreased 6.4 percent in the third quarter of 2008 versus the third quarter of 2007 as declines in Belo’s core local and national spot business offset incremental gains from political and Olympics revenue. Total spot revenue, including political, was down 8.8 percent with 13 percent and 18 percent decreases in local and national spot, respectively. Third quarter 2008 revenues were affected by the hurricanes and more importantly a weak advertising environment, particularly in the automotive category which was down 26 percent.
     Excluding the $2.6 million in displaced revenue due to the hurricanes, total revenue decreased 4.9 percent and total spot revenue, including political, decreased 7.2 percent. Approximately one-half of the 4.9 percent total revenue decline came from the Company’s stations in Phoenix as that market continues to experience significant economic issues related to the housing crisis.
     Third quarter Olympics revenue totaled $9.7 million. Political revenues in the third quarter were $11.7 million, up $8.4 million over the third quarter of 2007.
     Advertising revenue associated with Belo’s Web sites increased 18 percent to $7.9 million in the third quarter 2008, representing 4.6 percent of Belo’s total revenues. Retransmission revenues totaled $8.4 million in the third quarter of 2008, a 41 percent increase compared to the third quarter of 2007. The Company expects to generate more than $31 million in retransmission revenue for full year 2008.
     Total station expenses decreased 2.4 percent in the third quarter of 2008 versus the same period last year due primarily to the freezing of open positions company wide, staff reductions in certain markets and other cost-saving measures. Station expenses decreased 3.2 percent in the third quarter of 2008 when excluding one-time costs related to Hurricanes Ike and Gustav, which totaled almost $1 million. The Company’s total employment at September 30, 2008 was about 5 percent lower than at December 31, 2007.
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Belo Announces Third Quarter 2008 Results
November 3, 2008
Page Three
     Station EBITDA for the third quarter of 2008 was down 13 percent versus the third quarter of 2007, and down 7.6 percent when excluding the effects of Hurricanes Ike and Gustav. Despite the current economic climate, the station EBITDA margin for the third quarter of 2008 was 36.1 percent, and 37.6 percent when excluding the effects of Hurricanes Ike and Gustav.
Corporate
     Corporate operating costs were $6 million in the third quarter of 2008 as compared to $8.4 million in the third quarter of 2007, a decrease of 29 percent. The decrease was primarily due to lower share-based compensation, lower bonus expense and other cost-saving measures.
     Third quarter combined station and corporate operating costs declined 4.3 percent, or 5 percent when excluding the effects of Hurricanes Ike and Gustav.
     The Company’s earnings from operations decreased 5.1 percent, or 3.4 percent when excluding the effects of Hurricanes Ike and Gustav in the third quarter of 2008 and spin-off related costs from the third quarter of 2007.
Other Items
     Belo’s depreciation and amortization expense totaled $11 million in the third quarter of 2008, a 9.6 percent decrease from the third quarter of 2007.
     Interest expense decreased $2.4 million, or 10 percent, in the third quarter of 2008.
     The Company paid down $42 million of debt during the third quarter and its total debt at September 30, 2008 was $1.138 billion. The Company’s leverage and interest coverage ratios, as defined in the Company’s credit facility, were 4.4 and 3.0 times, respectively, at September 30, 2008. The Company invested $3.6 million in capital expenditures in the third quarter bringing year-to-date expenditures to $20 million. The Company expects to invest a total of $25 million in capital expenditures for the year.
Discontinued Operations
     On February 8, 2008, Belo completed the spin-off of its newspaper businesses and related assets into a separate publicly-traded company, A. H. Belo Corporation. The results of operations
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Belo Announces Third Quarter 2008 Results
November 3, 2008
Page Four
of the Newspaper Group and related corporate expenses are classified as discontinued operations for all periods prior to the spin-off.
Non-GAAP Financial Measures
     A reconciliation of station EBITDA and pro forma earnings from operations to earnings from operations, and a reconciliation of earnings per share from continuing operations to earnings per share from continuing operations, before spin-off related charges, are set forth in an exhibit to this release.
Other Matters
     The Company announced that later today it is funding the retirement of $350 million in 8 percent senior notes due November 1, 2008 from funds drawn on its credit facility. The Company’s credit facility currently has a lower interest rate than the 8 percent notes.
Fourth Quarter Outlook
     In looking to the fourth quarter, Shive said, “The lack of consumer confidence and continued weak economic indicators point to a prolonged soft advertising environment. Current pacing trends indicate about an 8 percent decline in total revenue in the fourth quarter. We expect political revenues to finish around $36 million in the fourth quarter of 2008 and $56 million for the year.
     “Because of these extraordinary market conditions, we will continue to focus on cost reduction and debt pay-down for the foreseeable future. We expect year-over-year fourth quarter station expense declines similar to what we experienced in the second and third quarters of this year. Full year corporate operating costs, exclusive of spin-off charges, are projected to be approximately $32 million, down from our previous guidance of $36 million, and a decrease of 21 percent from pro forma 2007 corporate operating expenses.”
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Belo Announces Third Quarter 2008 Results
November 3, 2008
Page Five
     A conference call to discuss this earnings release and other matters of interest to shareholders and analysts will follow at 1:00 p.m. CST this afternoon. The conference call will be simultaneously Webcast on the Company’s Web site (www.belo.com/invest). Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo’s Web site. To access the listen-only conference lines, dial 1-800-230-1074. A replay line will be open from 3:00 p.m. CST on November 3 until 11:59 p.m. CST on November 10, 2008. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 965609.
About Belo Corp.
     Belo Corp. is one of the nation’s largest pure-play, publicly-traded television companies, with 2007 annual revenue of $777 million. The Company owns and operates 20 television stations reaching more than 14 percent of U.S. television households, including ABC, CBS, NBC, FOX, CW and MyNetwork TV affiliates, and their associated Web sites, in 15 highly-attractive markets across the United States. Belo stations consistently deliver distinguished journalism for which they have received significant industry recognition including nine Alfred I. duPont- Columbia University Silver Baton Awards; nine George Foster Peabody Awards; and 23 national Edward R. Murrow Awards – all since 2000, and in each case more than any other commercial station group in the nation. Nearly all Belo stations rank first or second in their local market. Belo owns stations in seven of the top 25 markets in the nation, with six stations located in the fast-growing, top-14 markets of Dallas/Fort Worth, Houston, Seattle/Tacoma and Phoenix. Additionally, the Company has created regional cable news channels in Texas and the Northwest increasing its impact in those regions. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Corporate Communications, at 214-977-6835.
     Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
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Belo Announces Third Quarter 2008 Results
November 3, 2008
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     Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding the costs, consequences (including tax consequences) and other effects of the distribution of the newspaper businesses and related assets of Belo; changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and programming and production costs; changes in viewership patterns and demography, and actions by Nielsen; changes in the network-affiliate business model for broadcast television; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite, telecommunications and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions and co-owned ventures; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures and filings with the SEC including Belo’s Annual Report on Form 10-K.

Belo Corp.
Consolidated Statements of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
In thousands,except per share amounts (unaudited)	2008	2007	2008	2007
Net Operating Revenues	$170,823	$182,409	$534,619	$558,980

Operating Costs and Expenses
Station salaries, wages and employee benefits	56,523	59,188	175,851	178,769
Station programming and other operating costs	52,567	52,638	156,659	160,869
Corporate operating costs	5,954	8,401	21,662	29,002
Spin-off related costs	—	2,805	4,659	2,805
Depreciation	11,025	12,198	32,233	33,838
Amortization	—	—	—	442

Total operating costs and expenses	126,069	135,230	391,064	405,725

Earnings from operations	44,754	47,179	143,555	153,255

Other income and expense
Interest expense	(21,188)	(23,609)	(65,427)	(72,007)
Other income, net (2)	543	1,188	1,616	6,594

Total other income and expense	(20,645)	(22,421)	(63,811)	(65,413)

Earnings from continuing operations before income taxes	24,109	24,758	79,744	87,842
Income taxes	9,672	9,804	49,808	32,948

Net earnings from continuing operations	14,437	14,954	29,936	54,894

Discontinued operations, net of tax	—	3,804	(4,499)	15,737

Net earnings	$14,437	$18,758	$25,437	$70,631

Net earnings per share — Basic
Earnings per share from continuing operations	$0.14	$0.15	$0.29	$0.53
Earnings (loss) per share from discontinued operations	—	0.03	(0.04)	0.16

Net earnings per share — Basic	$0.14	$0.18	$0.25	$0.69

Net earnings per share — Diluted
Earnings per share from continuing operations	$0.14	$0.15	$0.29	$0.53
Earnings (loss) per share from discontinued operations	—	0.03	(0.04)	0.16

Net earnings per share — Diluted	$0.14	$0.18	$0.25	$0.69

Average shares outstanding
Basic	102,204	102,228	102,224	102,240
Diluted	103,336	102,735	103,357	102,887

Cash dividends declared per share	$0.15	$0.25	$0.225	$0.375

Note 1:	Certain prior period amounts have been reclassified to conform to current year presentation and to reflect discontinued operations

Note 2:	Other income (expense), net consists primarily of equity earnings (losses) from partnerships and joint ventures and other miscellaneous income (expense). In 2007, other income (expense) includes $4,000 related to an insurance settlement for losses suffered from Hurricane Katrina.

Belo Corp.
Consolidated Condensed Balance Sheets

	September 30,	December 31,
In thousands	2008	2007
	(unaudited)	(unaudited)
Assets
Current assets
Cash and temporary cash investments	$5,924	$11,190
Accounts receivable, net	143,593	181,700
Other current assets	22,472	24,789
Current assets of discontinued operations	—	126,710

Total current assets	171,989	344,389

Property, plant and equipment, net	223,608	226,040
Intangible assets, net	2,045,793	2,045,793
Other assets	80,188	51,650
Long-term assets of discontinued operations	—	511,188

Total assets	$2,521,578	$3,179,060

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$19,279	$31,153
Accrued expenses	51,241	65,575
Other current liabilities	43,560	46,667
Current liabilities of discontinued operations	—	106,055

Total current liabilities	114,080	249,450

Long-term debt	1,137,867	1,168,140
Deferred income taxes	440,260	425,652
Other liabilities	38,485	37,183
Long-term liabilities of discontinued operations	—	46,927
Total shareholders’ equity	790,886	1,251,708

Total liabilities and shareholders’ equity	$2,521,578	$3,179,060

Note:	Certain prior period amounts have been reclassified to conform to current period presentation and to reflect discontinued operations.

Belo Corp.
Non-GAAP to GAAP Reconciliations
Station EBITDA and
Pro forma Earnings from Operations
In thousands (unaudited)

	Three months ended September 30,				Nine months ended September 30,
	2008	2008	2008	2007	2008	2008	2008	2007
	As Reported	Hurricanes(2)	Adjusted	As Reported	As Reported	Hurricanes(2)	Adjusted	As Reported
Total spot revenue	$146,221	$2,640	$148,861	$160,372	$461,589	$2,640	$464,229	$495,051
Other revenue	24,602	—	24,602	22,037	73,030	—	73,030	63,929

Total revenue	170,823	2,640	173,463	182,409	534,619	2,640	537,259	558,980
Station expenses	109,090	(875)	108,215	111,826	332,510	(875)	331,635	339,638

Station EBITDA (1)	61,733	3,515	65,248	70,583	202,109	3,515	205,624	219,342
Corporate operating costs	5,954	—	5,954	8,401	21,662	—	21,662	29,002
Depreciation	11,025	—	11,025	12,198	32,233	—	32,233	33,838
Amortization	—	—	—	—	—	—	—	442

Earnings from operations before spin-off related costs(3)	44,754	3,515	48,269	49,984	148,214	3,515	151,729	156,060
Spin-off related costs	—	—	—	2,805	4,659	—	4,659	2,805

Earnings from operations	$44,754	$3,515	$48,269	$47,179	$143,555	$3,515	$147,070	$153,255

Station EBITDA margin	36.1%		37.6%	38.7%	37.8%		38.3%	39.2%

Note 1:	Belo’s management uses Station EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Station EBITDA represents the Company’s earnings from operations before interest expense, income taxes, depreciation, amortization, corporate expense and spin-off related operating costs. Other income (expense), net is not allocated to television station earnings from operations because it consists primarily of equity in earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).

Note 2:	Represents estimated revenues lost and incremental expenses incurred specifically related to Hurricanes Gustav and Ike, which affected Belo television stations in Houston and New Orleans.

Note 3:	Belo’s management believes pro forma earnings from operations before the effects of Hurricanes Gustav and Ike and before spin-off related costs is a useful measure for investors as it provides a meaningful basis for comparison of core operating results for the three months and nine months ended September 30, 2008 to the same periods in the prior year.
Net Earnings From Continuing Operations Before Spin-Off Related Charges
In thousands (unaudited)

	Nine months ended September 30, 2008			Nine months ended September 30, 2007
	Earnings	EPS	Shares	Earnings	EPS	Shares
Net earnings from continuing operations	$29,936	$0.29	103,357	$54,894	$0.53	102,887
Spin-off related operating and financing costs, net of tax	3,151	0.03	103,357	1,683	0.02	102,887
Spin-off related tax charge	18,235	0.18	103,357	—

Net earnings from continuing operations before spin-off related charges	$51,322	$0.50	103,357	$56,577	$0.55	102,887

	Three months ended September 30, 2008			Three months ended September 30, 2007
	Earnings	EPS	Shares	Earnings	EPS	Shares
Net earnings from continuing operations	$14,437	$0.14	103,336	$14,954	$0.15	102,735
Spin-off related operating and financing costs, net of tax	—			1,683	0.02	102,735

Net earnings from continuing operations before spin-off related charges	$14,437	$0.14	103,336	$16,637	$0.16	102,735